UMH Properties, Inc.

Opening Remarks June 6th

REITWeek 2008: NAREIT’s Investor Forum

   UMH Properties is now in it 41st year of operation.  We own and operate 28 land-leased manufactured home communities. These are primarily all-age family type communities located in New York, New Jersey, Pennsylvania, Ohio, and Tennessee.  The land-leased affordable housing business has proven to be a very stable business over the years. Historically, our tenant rollover has been considerably less than can be found in the apartment sector providing for a very consistent and predictable income stream. Over the past 5 years that changed. As you know, conventional, site-built housing took off fueled by financing gimmicks that allowed for no down payment, no documentation, no verification, and low “teaser” interest rates. This drove our nation’s conventional homeownership rate from 64% to close to 70%. That has now come to an abrupt end and the subprime fallout is showing these high conventional homeownership levels to be unsustainable. Underwriting standards have now tightened considerably and risk premiums have returned. Housing decisions going forward will need to be made based upon affordability and this should result in substantial improvements in our operations.

   UMH has outstanding 11,000,000 shares with a market cap of around $100 million.  We have approximately $85,000,000 in debt. We currently own $26 million in marketable securities. In addition to our 28 communities, UMH owns 500 acres of developable land. We estimate the value of this additional acreage at approximately $12 million.  We also own $20 million in mortgage receivables.  These are secured by manufactured homes in our communities.  Our experience with these mortgage receivables is satisfactory.  The total value of UMH’s assets, representing manufactured housing communities, securities, manufactured home paper, and excess vacant land compels us to conclude that UMH, at $9 a share, represents a very substantial discount from net asset value.  The other conclusion is that, considering the substantial asset value of the Company, the current earnings are unsatisfactory.

   We have been predicting a dramatic turnaround in the market for affordable housing.  In particular, we have been predicting a strong upsurge in demand for our product, land-leased manufactured housing.  The total effect of increased demand for manufactured housing should significantly improve UMH’s financial results.  We should be able to get occupancy and rent increases, increased sale of manufactured housing units, and increased profits on each sale that we make.  Pending a turnaround in the industry, we are also trying to increase income by cutting expenses and increasing our income from our securities portfolio.

   For the year ended December 31st, 2007, funds from operations were $6.2 million or $0.59 per share.  However, there were substantial charges that we believe to be non-recurring that had a negative impact on our reported earnings. Management is projecting for 2008 $8.2 million in recurring funds from operations or $0.75 per share.  Our year-end projections do not include any increases in occupancy which are currently at an historic low level of only 80%.  As stated earlier, we have been predicting substantial increases in sales and occupancy by reason of industry-wide improvements in manufactured housing’s competitive position as compared with conventional housing.  We continue to believe these favorable changes will occur.

   On May 28th UMH announced a 28% reduction in our quarterly dividend from an annual rate of $1.00 per share to $0.72. In normal credit times we would consider maintaining the $1.00 dividend pending the industry-wide anticipated turnaround for manufactured housing.  UMH has more than 1,000 vacant sites.  Improved occupancy will improve earnings substantially.  The first quarter’s occupancy was stable.  Rent increases produced a satisfactory increase in operating income.  We are experiencing at least a seasonal increase in sales. If occupancy trends back towards historic levels, our dividend will be adjusted accordingly. At a share price of approximately $9.00 our current $0.72 dividend represents an 8% yield.

   We have in the past commented on increasing our efficiency by combining with our other REIT Monmouth Real Estate Investment Corp. (MREIC).  There are advantages and disadvantages to combining these two affiliated companies. The current price of UMH shares makes it an attractive investment.  We believe it logical for Monmouth to increase its holdings of UMH at this time.